        12 Gunnebo Drive,   Lonoke, AR  72086   *   501-676-2994    Fax: 501-676-5274

Exhibit 14.1

U.S. RARE EARTHS, INC.

CODE OF ETHICS FOR EMPLOYEES AND DIRECTORS

I. Application and Policy Statement

This Code of Ethics (this “Code”) shall apply to all U.S. Rare Earths, Inc., employees, including employees of the Company’s subsidiaries (“Employees”), as well as each member of the Company’s Board of Directors (“Directors”). Every Employee and Director must be familiar with and understand the provisions of this Code. The purpose of this Code is to promote.

• Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

• Full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the United States Securities and Exchange Commission (the “SEC”) and in other public communications;

• Compliance with applicable governmental laws, rules and regulations;

• The prompt internal reporting of violations of this Code; and

• Accountability for adherence to this Code.

II. Honest and Ethical Conduct

All Employees and Directors shall perform their duties in an honest and ethical manner. They shall handle all actual or apparent conflicts of interest between their personal and professional relationships in an ethical manner. It is important to use common sense, good judgment and act in good faith.

All Employees and Directors should avoid situations in which their personal, family or financial interests conflict or even appear to conflict with those of the Company. Employees and Directors may not engage in activities that compete with the Company or compromise its interests. No Employee or Director should take for his or her own benefit any opportunity discovered in the course of employment that the Employee or Director has reason to know would benefit the Company.

The Company encourages Employees and Directors to avoid even the appearance of a conflict of interest and to raise ethical questions, dilemmas, concerns or suggestions with appropriate individuals within the Company, including supervisors, managers, senior management, or human resources. The Company has since its inception encouraged such issues to be raised and, based upon prior experience, many, if not most, of these issues can be addressed informally, after appropriate discussion and analysis.

        12 Gunnebo Drive,   Lonoke, AR  72086   *   501-676-2994    Fax: 501-676-5274

If any Employee or Director would feel uncomfortable in any way raising ethical issues as set forth above, or if they raise such issues and they are not resolved appropriately, then lie or she should consult with the Audit Committee to address such matters , who will follow the procedures approved by the Audit Committee for resolving such matters. The Audit Committee will also follow the procedures described in Section VII below. Any Employee or Director who becomes involved in a situation that `rives rise to an actual conflict of interest must promptly inform the Audit Committee of such conflict.

III. Compliance with Governmental Laws, Rules and Regulations

Each Employee and Director shall comply with all applicable laws, rules and regulations of federal, state and local governments.

IV. Full, Fair, Accurate, Timely and Understandable Disclosure

The Company is committed to ensuring that all disclosures in reports and documents that the Company files with, or submits to, the SEC, as well as other public communications made by the Company arc full, fair, accurate, timely and understandable. The Company’s Chief Executive Officer, President, and Chief Financial Officer are ultimately responsible for taking all necessary steps to ensure that this occurs. All Employees and Directors shall take appropriate steps within their area of responsibility to ensure the same.

V. Publication of the Code of Ethics

The Company’s Code of Ethics for Employees and Directors will be posted and maintained on the Company’s website and posting will be disclosed in the Company’s Annual Report on Form 10-K.

VI. Changes to or Waivers from the Code

Any substantive change to or waiver (i.e., a material departure from the requirements of any provision) of this Code granted to an executive officer or Director shall require pre-approval from the Company’s Board of Directors after receipt of a recommendation from a committee comprised of independent Directors and shall be disclosed within four (4) business days of such action in a filing on Form 8-K with the Securities and Exchange Commission. The Company will also retain such disclosure for not less than five (5) years.

VII. Internal Reporting of Violations

Any Employee or Director who in good faith believes or suspects that any portion of this Code has been violated (including any violation of Section IV of this Code) or has a complaint regarding the Company’s accounting practices, internal accounting controls or other auditing matter and does not feel comfortable addressing the issue with individuals identified in Section II should immediately report such violation to the Audit Committee. Any such report will be promptly evaluated and/or investigated.

        12 Gunnebo Drive,   Lonoke, AR  72086   *   501-676-2994    Fax: 501-676-5274

Any person reporting such a violation should be prepared to provide as much detail as possible about the suspected violation, including the individuals involved, the nature of the violation, documentation of the violation, or any other information which may be helpful in the Company’s evaluation and, if necessary, investigation of the complaint. Prompt disclosure to the appropriate parties is vital to ensure a thorough and timely evaluation and appropriate resolution. A violation of this Code is a serious matter and could have legal implications. Allegations of such behavior are not taken lightly and should not lie made to embarrass someone or put him or her in a false light. Therefore, reports of suspected violations should always be made in good faith.

VIII. No Retaliation

The Company will not tolerate any retaliation against any person who provides information in good faith to a Company or law enforcement official concerning a possible violation of any law, regulation or this Code. Any Employee or Director who violates this rule may be subject to civil, criminal and administrative penalties, as well as disciplinary action, up to and including termination of employment.

IX. Consequences for Non-Compliance with this Code

• Disciplinary Actions. Any violation of applicable law or any deviation from the standards embodied in this Code may result in disciplinary action, which may include termination of employment. In addition to imposing discipline upon Employees or Directors involved in non-compliant conduct, the Company may also impose discipline, as appropriate, upon an Employee’s supervisor, if any, who directs or approves such Employee’s improper actions, or is aware of those actions but does not act appropriately to correct them, and upon other individuals who fail to report known non-compliant conduct. Disciplinary action shall be documented, as appropriate. In addition to imposing its own discipline, the Company will bring suspected violations of law to the attention of appropriate law enforcement personnel.

• Required Government Reporting. Whenever conduct occurs that requires a report to the government, the Audit Committee, with the assistance of the Company’s outside legal counsel shall be responsible for complying with such reporting requirements.

• Corrective Actions. In the event of a violation of this Code, the Audit Committee will assess the situation to determine whether the violation demonstrates a problem that requires remedial action as to Company policies and procedures. Such corrective action may include retraining Employees, modifying Company policies and procedures, improving monitoring of compliance under existing procedures and other action necessary to detect similar non-compliant conduct and prevent it from occurring in the future. Such corrective action shall be documented, as appropriate.

        12 Gunnebo Drive,   Lonoke, AR  72086   *   501-676-2994    Fax: 501-676-5274

U.S. Rare Earths, Inc.

Guidelines for Handling Issues Relating to the Company’s Code of Ethics

In order to ensure the full effectiveness of the Company’s Code of Ethics (the “Code”), the Company has developed guidelines for resolving issues, complaints or questions which relate to or arise out of the Code.

1. The Audit Committee shall as a group be responsible for:

a. Administering the Code;

b. Communicating with Employees and Directors about the Code and their obligations under the Code;

c. Handling (either personally or through supervision of others) issues, complaints, or questions regarding the Code, including complaints made through the confidential hotline established pursuant to the Code;

d. Communicating with the Audit Committee regarding violations or suspected violations of the Code; and

e. Maintaining a written log of all complaints received by the Ethics Officer.

2. The Chair of the Audit Committee shall report to the full committee on a regular basis in a manner designated by the Audit Committee regarding issues, complaints and/or violations of the Code. However, the Chair shall immediately report to the Audit Committee in the event of the following:

a. Complaints or concerns regarding the accuracy of the Company’s reported financial statements; or

b. Complaints or concerns regarding violations or suspected violations of the Code by any Director, executive officer, the Controller, General Counsel, the Ethics Officer(s), or the head of human resources, security, facilities, investor relations or government relations departments.